ENHANCED DEATH BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date specified on the Schedule Page. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. This Endorsement cannot be terminated without termination of the entire Contract. The following hereby amends and supersedes the section of the Contract entitled "Proceeds Payable On Death - Death Benefit Amount During The Accumulation Period." If the effective date of this Endorsement is later than the Contract Issue Date, the following also hereby amends and supercedes the Enhanced Death Benefit Endorsement or Traditional Death Benefit Endorsement.

                            PROCEEDS PAYABLE ON DEATH

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit payable will be the greater of 1 or 2, less any applicable Premium Tax.

     1. The Contract Value, determined as of the end of the Valuation Period during which we received at the [Service Center] both due proof of death and an election of the payment method.

     2.   The Guaranteed Minimum Death Benefit (GMDB) as defined below.

The GMDB is valued as of the date of the Contract Owner's death and is equal to the greater of A or B.

A.       5%-Annual-Increase Amount.
If the Endorsement effective date is the same as the Contract Issue Date:

o    The 5%-Annual Increase Amount is set equal to the Initial Purchase Payment.

If the  Endorsement  effective date is later than the Contract Issue Date:

o The 5%-Annual Increase Amount is set equal to all Purchase Payments received, reduced by the percentage of any Contract Value surrendered including any Contingent Deferred Sales Charge for each surrender made.

     On  every   Valuation   Date  other  than  a   Contract   Anniversary   the
     5%-Annual-Increase amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.

          2)   Increased by any additional Purchase Payments.

     On every Contract Anniversary the 5%-Annual-Increase amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

          1) Increased by a multiple of 1.05 if the Contract Owner's attained age is less than 81.

          2) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.

          3)   Increased by any additional Purchase Payments.

B.   The maximum Anniversary Value.

If the Endorsement effective date is the same as the Contract Issue Date:

o    The maximum Anniversary Value is set equal to the Initial Purchase Payment.

If the Endorsement effective date is later than the Contract Issue Date:

o The maximum Anniversary Value is set equal to the existing GMDB value as defined in either the traditional Death Benefit Endorsement or the Enhanced Death Benefit Endorsement in force immediately preceding the effective date of this Endorsement. This value is taken as of the effective date of this Endorsement.

On  every  Valuation  Date  other  than  a  Contract   Anniversary  the  maximum
Anniversary Value is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.

2)   Increased by any additional Purchase Payments.

On every Contract Anniversary the maximum Anniversary Value is equal to:

1) The greater of the value on the Valuation Date immediately preceding it and the Contract Value. Contract Anniversaries occurring on or after the Contract Owner's 81st birthday or date of death will not be taken into consideration in determining this benefit.

2) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.

3)   Increased by any additional Purchase Payments.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMDB. If a non-natural person owns the Contract, then Contract Owner shall mean Annuitant.

Any part of the death benefit amount that had been invested in the separate account remains in the separate account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the separate account will be subject to investment risk, which is borne by the Beneficiary.

Refer to the Contract Schedule for the charge for this benefit.


                 Allianz Life Insurance Company of North America


By: /S/ Charles Kavitsky                         By /S/ Suzanne O Pepin
        Charles Kavitsky                          Suzanne O Pepin
           President                          Senior Vice President, Secretary
                                                   and Chief Legal Officer


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